Exhibit 23.5

CONSENT OF AMBASSADOR FINANCIAL GROUP, INC.

            We hereby consent to the inclusion of our opinion letter to the Board of Directors of DNB Financial Corp. ("DNB") as an Annex B to the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by DNB with the Securities and Exchange Commission relating to the proposed merger of East River Bank ("ERB" with and into DNB First, N.A., a national banking association and wholly owned subsidiary of DNB. pursuant to the Agreement and Plan of Merger dated April 4, 2016, by and between DNB and ERB, and to the references to our firm and such opinion letter contained in the joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Ambassador Financial Group, Inc.

/s/ Ambassador Financial Group, Inc.

Allentown, Pennsylvania

June 24, 2016